Exhibit 99.1

December 15, 2021

For 7:45 am ET Release

Lowe’s Provides Fiscal 2022 Financial Outlook

– Accelerating Market Share Gains with DIY and Pro through Total Home Strategy –

– Board Increases Share Repurchase Authorization to $20 Billion –

– Company Plans Share Repurchases of Approximately $12 Billion in 2022 –

MOORESVILLE, N.C. —Lowe’s Companies, Inc. (NYSE: LOW) is hosting its 2022 Financial Outlook webcast today.

Today’s presentations include the company’s priorities for 2022 with a focus on its Total Home Strategy aimed at taking market share, driving productivity, and providing an integrated omni-channel shopping experience. Additionally, the company plans to review its 2022 financial outlook and capital allocation commitments.

“I am pleased to share our plans for 2022, including how we will drive further market share gains across DIY and Pro through our Total Home Strategy,” commented Marvin R. Ellison, Lowe’s chairman, president, and CEO. “We are confident in the long-term growth prospects for the Home Improvement market, and that we are making the right investments to continue winning with both our Pro and DIY customers. We also remain committed to driving sustainable shareholder value creation through a disciplined and highly effective capital allocation strategy.”

“Next year we expect that our disciplined execution will drive productivity across the company, enabling us to deliver further operating margin expansion, robust cash flow generation and higher ROIC,” commented David M. Denton, Lowe’s executive vice president and CFO. “We look forward to increasing our long-term operating targets at our next Analyst & Investor Conference in December 2022, when we will provide the building blocks to our next operating margin milestone.”

Based on its confidence in the company’s continued growth trajectory and cash flow generation capabilities, the Board of Directors has authorized a new $13 billion common stock repurchase program. This new repurchase program has no expiration date and adds to the previous program’s balance, which was $7.3 billion as of December 14, 2021. The company now has total share repurchase authorization of approximately $20 billion.

Lowe’s reiterates its outlook for operating results for Full Year 2021 as previously released and now provides its outlook on Return on Invested Capital (ROIC)1.

  Lowe’s Business Outlook

Full Year 2021 Outlook (comparisons to full year 2020)

•	Total sales of approximately $95 billion, representing approximately 33% comparable sales growth on a two-year basis

•	Gross margin rate of 33.10%, up slightly compared to prior year

•	Operating income as a percentage of sales (operating margin) of 12.4%

•	Total share repurchases of approximately $12 billion

•	ROIC[1] over 33%

Full Year 2022 Outlook — a 53-week Year (comparisons to full year 2021 outlook — a 52-week year)

•	Total sales of $94 billion to $97 billion, including the 53rd week

•	53rd week expected to increase total sales by approximately $1.0 billion to $1.5 billion

•	Comparable sales expected to range from a decline of 3% to flat

•	Gross margin rate flat compared to prior year

•	Depreciation and amortization of approximately $1.7 billion

•	Operating income as a percentage of sales (operating margin) of 12.5% to 12.8%

•	Interest expense of $1.0 to $1.1 billion

•	Effective income tax rate of approximately 25%

•	Diluted earnings per share of $12.25 to $13.00

•	Total share repurchases of approximately $12 billion

•	ROIC[1] of approximately 35%

For Full Year 2022, the company expects capital expenditures of approximately $2 billion.

A webcast to discuss the 2022 Financial Outlook is scheduled for today, Wednesday, December 15, at 8:00 am ET. The webcast can be accessed on Lowe’s website at ir.lowes.com by clicking on Lowe’s 2022 Financial Outlook webcast. Supplemental slides are also available on the website, where a replay of the event will be archived.

[1]

Return on Invested Capital (ROIC) is calculated using a non-GAAP financial measure. The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort.

  Lowe’s Companies, Inc.

Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving approximately 20 million customers a week in the United States and Canada. With fiscal year 2020 sales of nearly $90 billion, Lowe’s and its related businesses operate or service more than 2,200 home improvement and hardware stores and employ over 300,000 associates. Based in Mooresville, N.C., Lowe’s supports the communities it serves through programs focused on creating safe, affordable housing and helping to develop the next generation of skilled trade experts. For more information, visit Lowes.com.

  Disclosure Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe”, “expect”, “anticipate”, “plan”, “desire”, “project”, “estimate”, “intend”, “will”, “should”, “could”, “would”, “may”, “strategy”, “potential”, “opportunity”, “outlook”, “scenario”, “guidance”, and similar expressions are forward-looking statements. Forward-looking statements involve, among other things, expectations, projections, and assumptions about future financial and operating results, objectives, business outlook, priorities, sales growth, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for products and services, share repurchases, Lowe’s strategic initiatives, including those relating to acquisitions and dispositions and the impact of such transactions on our strategic and operational plans and financial results. Such statements involve risks and uncertainties and we can give no assurance that they will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, changes in general economic conditions, such as the rate of unemployment, interest rate and currency fluctuations, fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability of consumer credit and of mortgage financing, changes in commodity prices, trade policy changes or additional tariffs, outbreaks of public health crises, such as the COVID-19 pandemic, availability and cost of goods from suppliers, and other factors that can negatively affect our customers.

Investors and others should carefully consider the foregoing factors and other uncertainties, risks and potential events including, but not limited to, those described in “Item 1A—Risk Factors” in our most recent Annual Report on Form 10-K and as may be updated from time to time in Item 1A in our quarterly reports on Form 10-Q or other subsequent filings with the SEC. All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law.

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Contacts:	Shareholder/Analyst Inquiries:	Media Inquiries:

	Kate Pearlman	Steve Salazar
	704-775-3856	704-758-4345
	kate.pearlman@lowes.com	steve.j.salazar@lowes.com